Exhibit 65

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of this 19th day of February, 2025 among Cantor Fitzgerald, L.P., CF Group Management, Inc. and Howard W. Lutnick (collectively, the “Reporting Persons”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Reporting Persons hereby agree and represent as follows:

1.	Amendment No. 17 to Schedule 13D with respect to the Class A Common Stock, par value $0.01 per share, of BGC Group, Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Reporting Persons.

2.	Each of the Reporting Persons is responsible for the timely filing of Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such Person contained therein, provided that each such Person is not responsible for the completeness or accuracy of the information concerning any of the other Reporting Persons, unless such Person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be duly executed and delivered as of the date first above written.

CANTOR FITZGERALD, L.P.

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Authorized Signatory

CF GROUP MANAGEMENT, INC.

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Authorized Signatory

/s/ Howard W. Lutnick
Howard W. Lutnick

[Signature page to Joint Filing Agreement for BGC Schedule 13D/A]

Schedule A

On December 12, 2024, Cantor Fitzgerald, L.P. (“CFLP”), without admitting or denying the Securities and Exchange Commission’s (“SEC”) findings, entered into a settlement with the SEC to resolve charges that, in 2020 and 2021, CF Finance Acquisition Corp. II and CF Acquisition Corp. V, two special purpose acquisition companies (each, a “SPAC”) controlled by CFLP, included false and misleading statements about each SPAC’s prior interactions with target businesses in their filings with the SEC, in violation of Section 17(a)(2) and 17(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”), Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-3 thereunder. CFLP cooperated immediately and fully with the SEC’s investigation and agreed to cease and desist from committing or causing any violations and any future violations of Section 17(a)(2) and 17(a)(3) of the Securities Act, Section 14(a) of the Exchange Act and Rule 14a-3 thereunder, and to pay a $6.75 million penalty.